Exhibit 5.1

Nicholas J. Chulos Executive Vice President, Chief Legal Officer and Corporate Secretary	8750 West Bryn Mawr Avenue Suite 1300 Chicago, Illinois 60631 Direct Dial: 773.765.7499 Email: nick.chulos@oldnational.com

May 31, 2023

Old National Bancorp
One Main Street

Evansville, IN 47708

Ladies and Gentlemen:

I am Executive Vice President, Chief Legal Officer and Corporate Secretary of Old National Bancorp, an Indiana corporation (the “Company”), and am providing this opinion in connection with the filing of the Company’s registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The Registration Statement registers (i) shares of common stock of the Company, without par value (the “Common Shares”); (ii) shares of preferred stock of the Company, without par value (the “Preferred Shares”); (iii) depositary shares representing Preferred Shares (the “Depositary Shares”); (iv) debt securities, including senior debt securities and subordinated debt securities, of the Company (the “Debt Securities”); (v) warrants to purchase Common Shares, Preferred Shares, Depositary Shares or Debt Securities (the “Warrants”); (vi) purchase contracts of the Company with respect to Debt Securities, Preferred Shares, Depositary Shares or Common Shares (the “Purchase Contracts”); and (vii) units of the Company (the “Units” and, together with the Common Shares, the Preferred Shares, the Depositary Shares, the Debt Securities, the Warrants and the Purchase Contracts, the “Securities”).

In connection with the filing of the Registration Statement, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, I advise you that, in my opinion:

(1)	The Company has been duly incorporated and is validly existing under the laws of the State of Indiana.

(2)	Common Shares. When the Registration Statement has become effective under the Act, when the terms of the Common Shares and of their issuance and sale have been duly established in conformity with the Company’s amended and restated articles of incorporation and when the Common Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to authority granted in resolutions duly adopted by the Company’s Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Common Shares will be validly issued, fully paid and nonassessable. The Common Shares covered by the opinion in this paragraph include any Common Shares that may be issued upon exercise or otherwise pursuant to the terms of any other Securities.

(3)	Preferred Shares. When the Registration Statement has become effective under the Act, when the terms of the Preferred Shares and of their issuance and sale have been duly established in conformity with the Company’s articles of incorporation, when an appropriate certificate of designations with respect to the Preferred Shares has been duly filed with the Secretary of State of the State of Indiana and when the Preferred Shares have been duly issued and sold as contemplated by the Registration Statement, and if all the foregoing actions are taken pursuant to authority granted in resolutions duly adopted by the Company’s Board of Directors, or a duly authorized committee thereof, and so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Preferred Shares will be validly issued, fully paid and nonassessable. The Preferred Shares covered by the opinion in this paragraph include any Preferred Shares that may be represented by Depositary Shares or may be issued upon exercise or otherwise pursuant to the terms of any other Securities.

The foregoing opinion is limited to laws of the State of Indiana, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the governing documents under which the Securities are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by me are genuine.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Validity of the Securities” in the prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Nicholas J. Chulos

Nicholas J. Chulos
Executive Vice President,
Chief Legal Officer and Corporate Secretary

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